Exhibit 10.4

PERFORMANCE SHARE UNIT TERMS
FOR ANNUAL GRANT
UNDER THE MERCK & CO., INC. 2007 INCENTIVE STOCK PLAN

I. GENERAL. Except as otherwise indicated in this schedule, the terms of Performance Shares Units (“PSUs”) granted under this Schedule are the same as those described in the Rules and Regulations. Except as defined below, defined terms under this Schedule are the same as under the Rules and Regulations.

These Performance Share Unit (PSU) Terms apply to the 2007 Annual PSU Grant. They may be amended by the Merck Compensation and Benefits Committee of the Board of Directors as permitted by the ISP.

II. ELIGIBILITY. Each Eligible Employee who also is a Grade 1 or 2 employee on the Grant Date is eligible to receive Performance Shares if the Committee in its sole and non-reviewable discretion designates him or her to receive a Performance Share Award (“Performance Award Grantee”).

III.	PSUs

A. Definitions: For the purpose of this Schedule:

“Award Period” shall mean three years, with the first Award Period commencing on January 1, 2007 and ending December 31, 2009. The next Award Period also shall be three years, commencing January 1, 2008.

“Final Award Percentage” for each Award Period shall mean the percentage of Target described in paragraph C of this Article.

“Grant Date” shall mean the date a Performance Share Award is granted, and shall not be later than 90 days after the beginning of an Award Period with respect to that Award Period.

“Leading Healthcare Peers” shall mean the group of healthcare companies used by the Board of Directors in evaluating the Company’s annual performance for that year.

“Leading Healthcare Peers Earnings Per Share” for a Year shall mean the change in Earnings Per Share for each Leading Healthcare Peer from the prior year using the same method applicable to the Board’s evaluation of the Company’s annual performance; provided, however, that the calculation shall be as of the most reasonably practicable date prior to the date on which the Earnings Per Share is calculated.

“Performance Award Grantee” shall mean an Eligible Employee who receives a Performance Share Award.

“Performance Share Award” shall mean an award of Performance Shares as described in this Schedule.

“Performance Measure” shall mean the change in the Company’s Earnings Per Share for a Year and each Leading Healthcare Peers Earnings Per Share for the same Year to the extent data for the same Year is available.

“Performance Share” shall mean a phantom share of Common Stock. Until distributed pursuant to paragraph F of this Article, Performance Shares shall not entitle the holder to any of the rights of a holder of Common Stock; provided, however, that the Committee retains the right to make adjustments in the case of a corporate restructuring as described in Section 6 of the ISP.

“Target Shares” shall mean the number of Performance Shares that will be distributable if the Performance Measures are achieved at the 6th of 12 Final Ranks as described in paragraph C of this Article.

“Year” means calendar year.

B. Establishment of Targets

The Committee, in its sole and non-reviewable discretion, shall determine the Target Shares for each Performance Share Award for each Performance Award Grantee.

Performance Share Unit Terms (2007)
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C. Determination of Performance Share Awards

The Committee expects that there will be 11 Leading Healthcare Peers for each Award Period.

For each Year, the Performance Measure shall be calculated for the Company and each Leading Healthcare Peer. Each Leading Healthcare Peer and the Company shall then be assigned a rank (“Rank”) from 1 to 12, highest to lowest Performance Measure, as appropriate.

After the end of the Award Period, the Ranks of each Leading Healthcare Peer and the Company for all Years within the Award Period shall be averaged, and the averages shall then be ranked (the “Final Rank”) from 1 (the highest rank) to 12 (the lowest rank), as appropriate.

The Final Award Percentage shall be the following percentage of Target Shares based on the Company’s Final Rank for an Award Period.

1	2	3	4	5	6	7	8	9	10	11	12

200%	180%	160%	140%	120%	100%	80%	60%	40%	0%	0%	0%

If at any time the number of Leading Healthcare Peers is not 11, the Committee intends to adjust the above schedule appropriately to retain a similar range of Performance Share Award opportunities with a maximum Final Award Percentage of 200% and a minimum of 0%. The Committee also intends that, in case of multiple changes in the Leading Healthcare Peer group during an Award Period, replacement companies shall be substituted based on the substitutes’ market capitalization relative to the other Leading Healthcare Peer group.

D. Dividends

Dividends shall not be paid, accrued or accumulated on Performance Shares during the Award Period.

E. Termination of Employment

1. General Rule – Upon the termination of the employment of a Performance Award Grantee for any reason other than those specified in paragraphs E.2. through E.6. of this Article (including but not limited to voluntary or involuntary resignation, or failure or refusal to accept relocation or reassignment within the Company or employment with a JV), any Final Award shall be distributed to the Performance Award Grantee with respect to any Award Period that was completed prior to the employment termination. All other Performance Share Awards shall expire and be forfeited in their entirety at the end of the last day of employment. Failure to satisfy each and every condition described in paragraphs E.2. through E.6. (in the Committee’s determination) shall render a Performance Share Award subject to this paragraph E.1. upon termination of employment.

2. Separation – If a Performance Award Grantee’s employment is terminated at an employer’s initiative (as determined by the Company or JV in its sole discretion) due to lack of work because, for example, the Company eliminates the Performance Award Grantee’s job or divests itself of a business resulting in his/her loss of employment with the Company, then the Performance Award Grantee shall be considered “Separated.” In case of Separated Performance Award Grantees, with respect to any Award Period completed prior to the employment termination, the Final Award shall be distributed at the time active Performance Award Grantees receive such distributions. With respect to any other Performance Share Award, the Final Award shall be multiplied by a fraction, the numerator of which is the number of completed months in the Award Period during which the Performance Award Grantee was employed by the Company or JV, and the denominator of which is 36. Such pro rata amount shall be distributed at the time active Performance Award Grantees receive such distributions with respect to that Award Period.

3. Retirement – Upon a Performance Award Grantee’s retirement (including early and disability retirement): PSUs granted less than 6 months prior to such retirement date shall expire and be forfeited in their entirety at the end of the last day of employment. Performance Share Awards granted at least 6 months prior to such retirement date shall be distributable on a pro rata basis at the time active Performance Award Grantees receive such distributions with respect to that Award Period. The pro rata portion shall be determined by multiplying the Final Award by a fraction, the numerator of which is the number of completed months in the Award Period during which the Performance Award Grantee was employed by the Company or JV, and the denominator of which is 36.

Performance Share Unit Terms (2007)

4. Death – Upon a Performance Award Grantee’s death, any Final Award shall be distributed to the Performance Award Grantee with respect to any Award Period that was completed prior to the Performance Award Grantee’s death. All other Performance Share Awards shall assume a Target Shares payout and be multiplied by a fraction, the numerator of which is the number of completed months in the Award Period during which the Performance Award Grantee was alive, and the denominator of which is 36. Such amount shall be distributed as soon as administratively practicable following the date of death.

5. Gross Misconduct – If the employment of a Performance Award Grantee is terminated for deliberate, willful or gross misconduct, all Performance Share Awards, including but not limited to those for which the Award Period has ended, shall immediately be forfeited.

6. Joint Venture Service. For the purposes of this Article, notwithstanding a Performance Award Grantee’s termination of employment with the Company, if he or she assumes and retains a position in a JV in accordance with this paragraph, employment with the JV will be treated as if it were employment with the Company. To qualify for this paragraph, (i) a Performance Award Grantee must transfer employment directly from the Company to the JV without an intervening break in employment, (ii) the Performance Award Grantee’s transfer to the JV must be made with the input and approval of his/her senior management and a representative of the Company’s Corporate Human Resources department and (iii) the Company’s Corporate Human Resources representative and a similar representative from the JV must agree that the transfer meets the business needs of the Company and the JV.

Where a Performance Award Grantee transfers employment from a JV to the Company, employment will be treated as if it continued with the JV if (i) the Performance Award Grantee transfers employment directly from the JV to the Company without an intervening break in employment, and (ii) the Company’s Corporate Human Resources representative and a similar representative from the JV agree that the transfer meets the business needs of the Company and the JV.

This paragraph does not apply to a transfer of employment to the JV’s parent or other affiliate unless that entity is within the Company’s controlled group of entities.

F. Distribution of Performance Shares

1. General Rule. Following the end of an Award Period, each Performance Award Grantee shall be entitled to receive a number of shares of Common stock equal to the Target Shares times the Final Award Percentage, rounded down to the nearest whole number (no fractional shares shall be issued). Such distribution shall be made as soon as administratively feasible, but in no event later than the end of the calendar year in which the Final Award Percentage is determined. Prior to distribution, the Performance Award Grantee shall deliver to the Company an amount the Company determines sufficient to satisfy any amount required to be withheld, including applicable taxes. The Committee in its discretion may permit Performance Award Grantee to elect to direct the Company to withhold any applicable taxes directly from a Performance Share Award before it is denominated in actual shares of Common Stock. Moreover, the Committee may permit the Performance Award Grantee to defer the value of a Performance Share Award into the Merck & Co., Inc. Deferral Program (the “Deferral Program”) or such other Company-sponsored deferral program; provided, however, the Committee intends that any such deferral shall for so long as it remains within the Deferral Program be limited to investment denominated as Common Stock and ultimately distributed as such. An election to defer a Performance Share Award into the Deferral Program shall be made in accordance with rules applicable to the Deferral Program.

2. Death. In the case of distribution on account of a Performance Award Grantee’s death, the portion of the Performance Share Award distributable shall be distributed to the Performance Award Grantee’s estate. Prior to distribution, the Company shall receive from the Performance Award Grantee’s representative or estate an amount, if any, the Company determines sufficient to satisfy any amount required to be withheld, include applicable taxes. The Committee in its discretion may provide that the Company will withhold any applicable taxes directly from a Performance Award before it is denominated in actual shares of Common Stock.

Performance Share Unit Terms (2007)

G. Transferability

Prior to distribution pursuant to paragraph F. of this Article, Performance Share Awards shall not be transferable, assignable or alienable except by will or the laws of descent or distribution following a Performance Award Grantee’s death.

IV. Administrative Powers

In addition to the Committee’s powers set forth in the ISP and the Rules and Regulations, anything in this Schedule to the contrary notwithstanding, with respect to any Performance Share Award not intended to constitute “performance-based compensation” under Section 162(m) of the Code, the Committee may revise the terms of any Performance Share Award not yet granted or granted but prior to the end of an Award Period if unforeseen events occur and which, in the judgment of the Committee, make the application of original terms of this Schedule or the Performance Share Award unfair and contrary to the intentions of this Schedule unless a revision is made.

V. Clawback Policy for PSUs Upon Significant Restatement of Financial Results

A. PSUs Subject to Clawback. PSUs, and any proceeds therefrom, are subject to the Company’s right to reclaim their benefits in the event of a significant restatement of financial results for any Award Period, pursuant to the process described below.

1. The Audit Committee of the Board will review the issues and circumstances that resulted in a restatement of financial results to determine if the restatement was significant and make an initial determination of the cause of the restatement—that is whether the restatement was caused, in whole or in part, by Executive Fault (as those terms are defined below); and

2. The Compensation and Benefits Committee of the Board will (a) review the bonus compensation received by each current and former Executive with respect to the Award Period which occurred during the restatement period and determine whether all or a portion of such bonus was determined based on the achievement of erroneous financial results; and (b) recalculate the Company’s results for any Award Period with respect to PSUs that included an Award Period which occurred during the restatement period; and (c) if it is determine that such restatement was caused in whole or in part by the Executive’s Fault, the Compensation and Benefits Committee will seek reimbursement from the Executive of that portion of the payout of the PSU that the Executive received within 18 months of the restatement based on the erroneous financial results.

B. “Executive” means executive officers for the purposes of the Securities Exchange Act of 1934, as amended.

C. “Fault” means fraud or willful misconduct. “Willful misconduct” is generally viewed as dereliction of a duty or unlawful or improper behavior committed voluntarily and intentionally; something more than negligence. If the Audit Committee determines that Fault may have been a factor causing the restatement, the Audit Committee will appoint an independent investigator whose determination shall be final and binding.

D. Exclusions from Clawback. This Article does not apply to restatements that the Audit Committee determines (1) are required or permitted under generally accepted accounting principles (“GAAP”) in connection with the adoption or implementation of a new accounting standard or (2) are caused due to the Company’s decision to change its accounting practice as permitted under GAAP.